                         SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )
Filed by the Registrant[ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          YOUNG BROADCASTING INC.
  -----------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
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      1)    Title of each class of securities to which transaction applies:
            ___________________________________________________________________

      2)    Aggregate number of securities to which transaction applies:
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      3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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      5)    Total fee paid: ___________________________________________________

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid: ___________________________________________

      2)    Form, Schedule or Registration Statement No.: _____________________

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      4)    Date Filed: _______________________________________________________

                           YOUNG BROADCASTING INC.

                             ____________________


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 5, 1997

                             ____________________

      The Annual Meeting of Stockholders of Young Broadcasting Inc. (the "Company") will be held at the offices of KCAL-TV, 5515 Melrose Avenue, Los Angeles, California at 10:00 A.M. (Los Angeles Time) on Monday, May 5, 1997, for the following purposes:

            1. To elect seven directors of the Company to serve for a term of one year.

            2. To ratify and approve the selection of independent auditors of the Company to serve until the next annual meeting of stockholders.

            3. To approve an amendment to the Young Broadcasting Inc. 1995 Stock Option Plan to increase the total number of shares with respect to which options and stock appreciation rights may be granted thereunder.

            4. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, and to cancel authorized, but not outstanding, series of Preferred Stock.

            5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only holders of record of shares of the Company's Class A Common Stock and Class B Common Stock at the close of business on April 4, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors,


                                          /s/ James A. Morgan

                                          JAMES A. MORGAN
                                          Secretary
April 14, 1997




     ALL PERSONS TO WHOM THE ACCOMPANYING PROXY IS ADDRESSED ARE REQUESTED TO DATE, EXECUTE AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                            YOUNG BROADCASTING INC.
                             ____________________

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD
                                  MAY 5, 1997
                             ____________________

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Young Broadcasting Inc. (the "Company") of proxies and voting instructions in the accompanying form for use at the Annual Meeting of Stockholders to be held at the offices of KCAL-TV, 5515 Melrose Avenue, Los Angeles, California at 10:00 A.M. (Los Angeles time) on Monday, May 5, 1997, and at all adjournments thereof. The shares represented by proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any stockholder may revoke his proxy at any time prior to the voting thereof by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.

      Holders of record of shares of the Company's Class A Common Stock, $.001 par value ("Class A Common Stock"), and Class B Common Stock, $.001 par value ("Class B Common Stock"), at the close of business on April 4, 1997 are entitled to vote at the meeting. As of such record date, there were 12,241,608 shares of Class A Common Stock and 2,017,230 shares of Class B Common Stock outstanding.

      The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the meeting. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes.

      Directors will be elected by a plurality of the votes cast at the meeting. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon. On all matters to come before the meeting, abstentions and non-votes will not be considered as votes cast, and will be considered only for purposes of determining whether a quorum is present at the meeting. Adam Young and Vincent Young together beneficially possess approximately 58.5% of the aggregate votes that may be cast at the meeting.
See "Security Ownership of Certain Beneficial Owners and Management." Accordingly, the affirmative vote of Adam Young and Vincent Young alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the meeting. Adam Young and Vincent Young have advised the Company that they will vote all of their shares in favor of the proposals set forth in the notice attached to this proxy statement.

      The cost of soliciting these proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone.

      The principal executive offices of the Company are at 599 Lexington Avenue, New York, New York 10022. This proxy statement and the form of proxy are being mailed to stockholders on or about April 14, 1997.


                         ELECTION OF DIRECTORS


      It is proposed to elect seven directors of the Company to hold office for terms of one year and until their successors shall be elected and shall qualify. At the meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the Board of Directors of the Company unless instructed to the contrary. Each nominee is currently a director of the Company.

                         DIRECTOR   PRINCIPAL OCCUPATION AND BUSINESS
NAME OF NOMINEE    AGE    SINCE     EXPERIENCE DURING THE PAST FIVE YEARS
---------------    ---   --------   -------------------------------------
Vincent J. Young    49     1986     Chairman of the Company since its inception
                                    in 1986, member of the Compensation and
                                    Audit Committees of the Company, and a
                                    director and President of each of the
                                    Company's corporate subsidiaries.  Mr.
                                    Young is also Chairman and a director of Adam Young Inc., a national television representation firm, a position he has held since 1980. Vincent Young is the son of Adam Young.

Adam Young          83     1986     Treasurer of the Company since its
                                    inception, and a director and Treasurer of each of the Company's corporate subsidiaries. Mr. Young is also Treasurer and a director of Adam Young Inc., which he founded in 1944.

Ronald J. Kwasnick  50     1994     President of the Company since its
                                    inception.

Bernard F. Curry    78     1994     Chairman of the Audit Committee of the
                                    Company. Mr. Curry served from 1982 as a director and from December 1992 as the Chairman of the Audit Committee of Morgan
                                    Trust Company of Florida, N.A. until it was merged into J.P. Morgan Florida, FSB in
                                    January 1994. He has served the surviving bank, which is an indirect wholly-owned subsidiary of J.P. Morgan & Co.
                                    Incorporated, in the same capacities since
                                    August 1991.

Alfred J. Hickey, Jr. 60   1994     Member of the Compensation Committee and
                                    the Stock Option Committee of the Company.
                                    Mr. Hickey is currently a private investor.
                                    He was Vice-President--Institutional Sales of Legg Mason, a brokerage firm, from May
                                    1990 to May 1991. Mr. Hickey was a private investor from May 1991 to June 1993, when he became the Vice President--International
                                    Sales of Southeast Research Partners, a
                                    brokerage firm, in which capacity he served until October 1994.

Leif Lomo           67     1994     Member of the Audit Committee of the
                                    Company.  From 1987 to 1994, Mr. Lomo
                                    served as Chairman of A.B. Chance
                                    Industries, Inc., a manufacturer of
                                    electricity-related equipment. Prior to its acquisition by Hubbell Incorporated in April 1994, Mr. Lomo also acted as
                                    President and Chief Executive Officer of
                                    A.B. Chance.  From January 1995 to June
                                    1996, Mr. Lomo served as the President of Marley Pump, a division of United Dominion
                                    Company, which is principally engaged in the manufacture and marketing of submersible pumps for small water well applications and the distribution of gasoline. Mr. Lomo is currently a private investor.

Michael S. Willner  45     1994     Chairman of the Compensation Committee and
                                    the Stock Option Committee of the Company.
                                    Mr. Willner co-founded and has served as President and Chief Operating Officer of
                                    Insight Communications Company, L.P., a
                                    cable television operator, since 1985.  Mr.
                                    Willner currently serves as a
                                    director of International CableTel
                                    Incorporated and of the National Cable
                                    Television Association.

     Each of Vincent Young, Adam Young and Ronald Kwasnick was a director and/or executive officer of the Company at the time of the June 1992 filing of an involuntary petition under Chapter 11 of the Bankruptcy Code against the Company, which petition was dismissed at the mutual request of all participants in August 1992.

     The Board of Directors of the Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors has no nominating committee; nominees for election as directors of the Company are selected by the Board of Directors. During 1996, there were three meetings of the Audit Committee, four meetings of the Compensation Committee and two meetings of the Stock Option Committee. All of the respective Committee members attended each of the Committee meetings.

     The Audit Committee consists of three directors, two of whom are required by the Company's By-Laws to be independent directors. The current members of the Audit Committee are Bernard Curry, Leif Lomo and Vincent Young. Its functions are to (i) recommend the appointment of independent accountants, (ii) review the arrangements for and scope of the audit by independent accountants,
(iii) review the independence of the independent accountants, (iv) consider the adequacy of the system of internal accounting controls and review any proposed corrective actions, (v) review and monitor the Company's policies regarding business ethics and conflicts of interest, (vi) discuss with management and the independent accountants the Company's draft annual financial statements and key accounting and reporting matters, and (vii) review the activities and recommendations of the Company's accounting department.

     The Compensation Committee consists of three directors, two of whom are required by the Company's By-Laws to be independent directors. The current members of the Compensation Committee are Michael Willner, Alfred Hickey and Vincent Young. The Compensation Committee has authority to review and make recommendations to the Board of Directors with respect to the compensation of executive officers of the Company. See "Executive Compensation-Report of the Compensation Committee."

     The Stock Option Committee consists of two directors, each of which is a "disinterested" director (as described hereinafter under "Approval of Amendment to 1995 Stock Option Plan"). The current members of the Stock Option Committee are Michael Willner and Alfred Hickey. The Stock Option Committee administers the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan") and determines, among other things, the time or times at which options will be granted, the recipients of grants, whether a grant will consist of incentive stock options ("ISOs"), nonqualified stock options and stock appreciation rights ("SARs") (in tandem with an option or free-standing) or a combination thereof, the option periods, whether an option is exercisable for Class A Common Stock or Class B Common Stock, the limitations on option exercise and the number of shares to be subject to such options, taking into account the nature and value of services rendered and contributions made to the success of the Company. The Stock Option Committee also has authority to interpret the Plan and, subject to ceratin limitations, to amend provisions of the Plan as it deems advisable.
See "Approval of Amendment to 1995 Stock Option Plan."

     During 1996, the Board of Directors of the Company held eleven meetings and took action twice by unanimous written consent. All of the directors attended at least 75% of the aggregate number of meetings of the Board.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 3, 1997 regarding the beneficial ownership of the Company's Common Stock by (i) each executive officer and director of the Company, (ii) each stockholder known by the Company to beneficially own 5% or more of such Common Stock, (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each beneficial holder of 5% or more of such Common Stock is the same as the Company.

                                                  Class A Common Stock    Class B Common Stock             Percent of
                                                  --------------------    --------------------             Vote as a
Beneficial Owner                                   Number         %       Number            %             Single Class(1)
----------------                                   ------        ---      ------           ---            ---------------
Vincent J. Young                                    4,517(2)(3)   *       1,181,942(4)     51.3                33.5
                                                                              (5)(6)(7)
Adam Young                                            --          --        948,668(4)(8)  47.0                29.3
Ronald J. Kwasnick                                    533(3)      *         123,645(7)(9)   6.0                 3.8
James A. Morgan                                       833(3)(10)  *         214,795(7)(11)  9.9                 6.3
Deborah A. McDermott                                1,333(3)      *          39,555(7)(12)  1.9                 1.2
Richard Young                                       1,000         *          130,016(5)     6.4                 4.0
Putnam Investments, Inc.                        1,493,024        12.2      --               --                  4.6
   and Affiliates(13)
   One Post Office Square
   Boston, MA 02109
FMR Corp.                                         622,400         5.1      --               --                  1.9
   and Affiliates(14)
   82 Devonshire Street
   Boston, MA  02109
Franklin Resources, Inc.                          610,000         5.1      --               --                  1.9
   and Affiliates(15)
   777 Mariners Island Boulevard
   San Mateo, CA  94403
Janus Capital Corporation                        1,266,600       10.4      --               --                  3.9
   and Affiliates(16)
   100 Fillmore Street
   Denver, CO  80206
Mellon Bank Corporation                            738,000        6.0      --               --                  2.3
   and Affiliates(17)
   One Mellon Bank Center
   Pittsburgh, PA  15258
Neuberger & Berman, LLC                            689,825        5.6      --               --                 2.1
    and Affiliates(18)
    605 Third Avenue
    New York, NY  10158
Bernard F. Curry(19)                                 4,400         *       --               --                   *
Alfred J. Hickey, Jr.(19)                            3,400         *       --               --                   *
Leif Lomo(19)                                        4,400         *       --               --                   *
Michael S. Willner(19)                              13,400         *       --               --                   *
All directors and                                   32,200         *       2,454,755        96.7                 65.2
    executive officers,
    as a group
                                                                                (footnotes begin on following page)

---------------------------
*     Less than 1%.
 (1) Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to certain significant transactions. Holders of both classes of Common Stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law.
 (2)  Includes 2,812 shares held by his wife.
 (3)  Includes 533 shares held through the 401(k) Plan.
 (4) Includes 67,450 shares held by Adam Young Inc., of which Adam Young and Vincent Young are executive officers and directors, and of which they together beneficially own all of the outstanding voting shares.
 (5) Includes 130,016 shares held pursuant to an agreement dated as of July 1, 1991 which established a voting trust for the benefit of family members of management, for which Vincent Young and Richard Young act as trustees. During the term of the voting trust, which expires July 1, 2001, the trustees have the sole right to vote the shares subject to the trust. If the trustees cannot agree as to how the shares shall be voted, each trustee will vote 50% of the shares.
 (6) Includes 288,150 shares issuable upon the exercise of options granted pursuant to the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan"), 10,126 of which are exercisable at $21.725 per share, 122,999 of which are exercisable at $19.75 per share, 3,252 of which are exercisable, subject to stockholder approval of the proposal to amend the Plan, at $33.825 per share and 18,648 of which are exercisable, subject to such approval, at $30.75 per share. See "Approval of Amendment to 1995 Stock Option Plan." Also includes 14,087 shares held pursuant to an agreement dated as of October 1, 1996 which established a voting trust for the benefit of family members of management, for which Vincent Young acts as trustee. During the term of the voting trust, which expires October 1, 2006, the trustee has the right to vote the shares subject to the trust.
 (7) Does not include those shares issuable upon the exercise of options granted pursuant to the Plan which are not exercisable within 60 days.
 (8)  Includes 100,000 shares held by his wife.
 (9) Includes 35,250 shares issuable upon the exercise of options granted pursuant to the Plan, 32,000 of which are exercisable at $19.75 per share and 3,250 of which are exercisable, subject to stockholder approval of the proposal to amend the Plan, at $30.75 per share. See "Approval of Amendment to 1995 Stock Option Plan."
(10)  Includes 300 shares held by a family trust.
(11) Includes 160,125 shares issuable upon the exercise of options granted pursuant to the Plan, 157,125 of which are exercisable at $19.75 per share and 3,000 of which are exercisable, subject to stockholder approval of the proposal to amend the Plan, at 30.75 per share. See "Approval of Amendment to 1995 Stock Option Plan."
(12) Includes 25,000 shares issuable upon the exercise of options granted pursuant to the Plan, 22,000 of which are exercisable at $19.75 per share and 3,000 of which are exercisable, subject to stockholder approval of the proposal to amend the Plan, at $30.75 per share. See "Approval of Amendment to 1995 Stock Option Plan."
(13)  Represents shares beneficially owned by Putnam Investment Management,
      Inc. ("PIM") (1,303,472) and The Putnam Advisory Company, Inc. (189,552), wholly-owned subsidiaries of Putnam Investments, Inc. ("PI"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MM"), which shares of PIM include 799,800 shares beneficially owned by Putnam New Opportunities Fund which is part of the Putnam Family of Funds, as reported in a Schedule 13G filed in February 1997. PI and MM disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended ("Exchange Act").
(14) Represents shares beneficially owned by Fidelity Management & Research Company (517,700) and Fidelity Management Trust Company (104,700), subsidiaries of FMR Corp., as reported in a Schedule 13G filed in February 1997. Such report also includes individual reporting persons who control FMR Corp.
(15) Represents shares beneficially owned by Franklin Mutual Advisers, Inc., a subsidiary of Franklin Resources, Inc. ("Franklin"), as reported in a
      Schedule 13G filed in February 1997. Such report also includes individual reporting persons who control Franklin. All of such reporting persons disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Exchange Act.
(16) Represents shares beneficially owned by Janus Capital Corporation ("Janus Capital"), including 1,045,150 shares beneficially owned by Janus Fund, as reported in a Schedule 13G filed in February 1997. Such report also includes an individual reporting person who controls Janus Capital.
      Janus Capital and such individual disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Exchange Act.
(17) Represents shares beneficially owned by Mellon Bank Corporation and certain of its direct and indirect subsidiaries acting in various fiduciary capacities, as reported in a Schedule 13G filed in February 1997.
(18) Represents shares beneficially owned by Neuberger & Berman, LLC and Neuberger & Berman Management Inc., as reported in a Schedule 13G filed in February 1997.
(19) Includes 1,000 shares issuable upon the exercise of stock options exercisable at $20.70 per share, and 2,400 shares issuable upon the exercise of options granted pursuant to the Plan, 1,200 of which are exercisable at $28.00 per share and 1,200 of which are exercisable at $34.00 per share.

                           EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

      The Company's Compensation Committee (the "Committee"), which is composed of two independent directors (Alfred J. Hickey, Jr. and Michael S. Willner) and one inside director (Vincent Young), is responsible for reporting to the Board concerning the compensation policies followed by the Committee in recommending to the Board compensation for executive officers.

      The Committee utilizes a program designed to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in an increasingly competitive business environment and whose services the Company needs to maximize its return to stockholders. The program is premised on the belief that an executive's compensation should reflect his individual performance and the overall performance of the Company, with an appropriate balance maintained among the weightings of these potentially disparate performance levels. The program requires flexibility in order to ensure that the Company can continue to attract and retain executives with unique and special skills critical to the Company's success. Flexibility is also necessary to permit adjustments in compensation in light of changes in business and economic conditions.

      The compensation of each executive officer is reviewed annually by the Committee. The Committee's approach in determining base salaries is to offer salaries that the Committee perceives are fair and competitive with those of executives with similar responsibilities at companies that are considered to be comparable in terms of assets, net revenues and cash flows, based upon such information as may be acquired by the Committee from annual reports and proxy materials of such other companies, business and industry publications and other sources as may be available from time to time. Such comparisons of executive compensation are not necessarily with the same companies included in the indices used in the performance graph that follows, as the Company's competitors for executive talent are not limited to such companies.

      The Committee applied the above considerations in recommending the 1996 compensation for the Company's Chairman and chief executive officer, Vincent Young. In February 1996, the Board, based upon the Committee's recommendations, established the base salary levels for Vincent Young and the other executive officers. Consistent with the Committee's policy of establishing competitive salary levels, each executive officer received an approximately 15% increase from 1995 base salary.

      As one of the Company's largest stockholders, Vincent Young's financial well-being is directly tied to the overall performance of the Company as reflected in the price per share of common stock. For his services as the Company's chief executive officer, Vincent Young's compensation will be determined in accordance with the compensation policies outlined herein.

      In February 1996, the Committee established a year-end cash bonus plan providing for bonus awards to executive officers at the discretion of the Board if the Company substantially achieved its objectives in 1996. Included among the objectives were (i) the continuing evaluation and pursuit of attractive acquisition opportunities, (ii) achieving the financial goals set forth in the 1996 budget approved by the Board, (iii) increasing financial community and investor awareness concerning the Company's securities and (iv) developing new areas of business. In recognition of the successful achievement of such objectives and other major accomplishments during 1996, the Committee recommended and the Board approved the year-end cash bonuses to the Company's executive officers as indicated in the Summary Compensation Table. The management team's most important accomplishment during 1996 was the successful negotiation for the financing and purchase from The Walt Disney Company of KCAL-TV, the only independent VHF television station operating in the Los Angeles market, which is ranked as the second-largest television market in terms of population and the largest in terms of estimated television revenue. In light of this transaction, the Committee recommended and the Board approved a special component of the year-end cash bonuses to the Company's executive officers in recognition of their contributions to the KCAL-TV acquisition.
This bonus is included in the Summary

Compensation Table. In addition, the Company's executive officers attended numerous conferences and met with many potential investors, and the Company's coverage in the investment banking community has significantly expanded. Furthermore, the Company has surpassed its projected 1996 estimates for new business sales. Other accomplishments included (a) the successful completion of the acquisitions of KWQC-TV in Davenport, Iowa and KELO-TV in Sioux Falls, South Dakota, (b) the creation of a new $500 million senior credit facility that includes a $185 million line of credit for future acquisitions and (c) the successful completion in October 1996 of a public offering of 7,361,398 shares of Class A Common Stock, certain proceeds of which were used to purchase KCAL-TV.

      The Committee in February 1996 also established an incentive cash compensation plan for executive officers that created the potential for significant incentive bonuses if Company achieved certain cash flow levels in 1996. The television broadcasting industry generally recognizes operating cash flow or "OCF" (operating income before income taxes and interest expense, plus depreciation and amortization and non-cash compensation, less payments for program license liabilities) as a means of valuing companies. Accordingly, the Committee believed it to be in the best interests of the stockholders to establish an incentive for executive officers to achieve the highest possible OCF. If the Company met or exceeded its OCF targets for 1996, a bonus pool was to be created based upon a predetermined rising scale percentage of the excess OCF. The allocation of the bonus pool among the executive officers was to be determined at the discretion of the Board. The Company failed to meet the 1996 OCF target and, accordingly, the Committee recommended that no incentive compensation be paid for 1996.

      The Committee's annual performance evaluation of each executive officer is subjective, will rely heavily on the performance evaluation presented to the Committee by the Company's Chairman, and will not typically be based upon an exact formula for determining the relative importance of each of the factors considered, nor will there be a precise measure of how each of the individual factors relates to the Committee's recommendation with respect to each executive officer's ultimate annual compensation.

      Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if (i) performance goals are specified in detail by a compensation committee comprised solely of two or more outside directors, (ii) payments are approved by a majority vote of the stockholders prior to payment of such compensation, (iii) the material terms of the compensation are disclosed to the stockholders, and (iv) the compensation committee certifies that the performance goals were in fact satisfied. During 1996, the Committee considered the compensation arrangements of the Company's executive officers in light of the requirements of Section 162(m).

      While the Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with the Company's executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, the Company may enter into compensation arrangements in the future under which payments are not deductible under
Section 162(m).

                       Compensation Committee of the Board of Directors

                       Michael S. Willner, Chairman
                       Alfred J. Hickey, Jr.
                       Vincent J. Young

PERFORMANCE GRAPH

      The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from November 7, 1994, the effective date of the Company's initial public offering, through December 31, 1996. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on November 7, 1994, and that all dividends were reinvested.


                   COMPARISON OF CUMULATIVE TOTAL RETURNS
                 VALUE OF $100 INVESTED ON NOVEMBER 7, 1994
                 ------------------------------------------



                              [PERFORMANCE GRAPH]






                             11/7/94   12/31/94  12/31/95   12/31/96
                             -------   --------  --------   --------

Young Broadcasting Inc.       $100        $93      $149       $154

Nasdaq Stock Market Index      100         99       140        172

Nasdaq Telecommunications      100         94       123        126
  Stock Market Index


      The Company believes that the foregoing information provided has only limited relevance to an understanding of the Company's compensation policies during the indicated periods and does not reflect all matters appropriately considered in developing its compensation strategy. In addition, the stock price performance shown on the graph is not necessarily indicative of future price performance.

      The following table summarizes the compensation for services rendered to the Company paid in 1994, 1995 and 1996 to the Chief Executive Officer and the Company's other executive officers.

                             SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                          ANNUAL COMPENSATION         COMPENSATION AWARDS
                          -------------------         -------------------
                                                  RESTRICTED      SECURITIES
    NAME AND                          OTHER ANNUAL  STOCK         UNDERLYING         ALL OTHER
   PRINCIPAL            SALARY  BONUS COMPENSATION  AWARDS          OPTIONS         COMPENSATION
    POSITION      YEAR   ($)     ($)     ($)(1)     ($)(2)           (#)               ($)(3)
----------------  ---- -------  ------- -------    --------       ----------        -------------
Vincent J. Young  1996  750,000 290,000 278,044      --               202,740          4,500
Chairman (CEO)    1995  650,000 164,486  23,801      --               266,250          4,500
                  1994  522,325 160,000   --       1,011,750            --             4,500

Adam Young        1996  230,000  67,500   --         --                 --              --
Treasurer         1995  200,000  35,000   --         --                 --              --
                  1994  200,000  20,000   --         --                 --              --

Ronald J.
Kwasnick          1996  385,000 135,000 58,797       --                16,242           4,500
President         1995  335,000  76,512  5,034       --                32,000           4,500
                  1994  270,000  80,000   --       356,750(4)            --             4,500

James A. Morgan   1996  322,500 106,000 54,971       --                13,992           4,500
Executive Vice    1995  280,000  60,577  4,704       --               157,125           4,500
President         1994  225,000  65,000   --       268,441(5)            --             4,500

Deborah A.
McDermott         1996  248,333  90,000 30,294       --                13,992           4,500
Executive Vice
President-Operations

______________________
(1) Reflects the forgiveness of loans which were made to employees in 1994 and 1995 for the purpose of satisfying their federal income tax withholding requirements related to non-cash compensation paid in the form of shares of Common Stock. See "Certain Transactions."
(2) 1994 data includes amounts relating to shares of Class B Common Stock which were awarded pursuant to the Company's terminated Incentive Stock Grant Program on November 14, 1994 with respect to 1994 performance. All such shares were valued at $19, the initial public offering price for the Company's Class A Common Stock, as follows: Vincent Young, $1,011,750; Ronald Kwasnick, $141,645; and James Morgan, $128,155. The foregoing shares were registered by the Company in November 1995 pursuant to a Form S-8 Registration Statement under the Securities Act of 1933.
(3) Reflects employer contributions to the Company's 401(k) Plan on behalf of the named executive officers. For 1994, 1995 and 1996, such contributions were made in the form of shares of Class A Common Stock valued at fair market value on the date of issuance.
(4) Includes amounts relating to 65,320 shares of Class B Common Stock issued in February 1994 pursuant to the terms of a former employment agreement.
(5) Includes amounts relating to 42,600 shares of Class B Common Stock issued in March 1994 pursuant to the terms of an employment agreement dated as March 1, 1993.

     The following table sets forth information concerning individual grants of stock options made during 1996 to the named executive officers in the Summary Compensation Table.

                     OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------
                                                                     POTENTIAL REALIZABLE VALUE
                  NUMBER OF   PERCENT OF                             AT ASSUMED ANNUAL RATES
                  SECURITIES  TOTAL OPTIONS  EXERCISE                OF STOCK PRICE APPRECIATION
                  UNDERLYING  GRANTED TO     OF BASE                  FOR OPTION TERM (3)
                    OPTION    EMPLOYEES IN   PRICE PER  EXPIRATION   ---------------------------
       NAME       GRANTED(1)  FISCAL YEAR    SHARE (2)    DATE         5%($)           10%($)
----------------  ---------   ------------   ---------  ----------   ---------------------------
Vincent J. Young  202,740       43.2%         $30.75     11/20/2006   3,920,689      9,935,797
                   16,260        3.5           33.825(4) 11/20/2006     395,888        926,549

Adam Young            --         --             --           --           --              --

Ronald J.
  Kwasnick         32,500        6.9           30.75     11/20/2006     628,502      1,592,746

James A. Morgan    30,000        6.4           30.75     11/20/2006     580,155      1,470,227

Deborah A.
  McDermott        30,000        6.4           30.75     11/20/2006     580,155      1,470,227

______________________

(1) Subject to stockholder approval of the proposal to amend the Plan, options may be exercised immediately with respect to 10% of the total option shares indicated for each of the named executive officers. The following fixed percentages of such option shares will become exercisable on November 20, 1997 and on each of the three anniversaries of such date, in cumulative fashion: 15%, 20%, 25% and 30%, respectively. See "Approval of Amendment to 1995 Stock Option Plan."
(2) The exercise price was established at the market price on the date of grant, November 20, 1996.
(3) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Class A Common Stock increasing to $37.32 and $47.12, respectively. For the period from November 7, 1994, the effective date of the Company's initial public offering, through December 31, 1996, the cumulative total return of the Company's Class A Common Stock has increased 54%.

(4) The exercise price was established at 110% of the market price on the date of grant, as this option is an "incentive" stock option and Mr. Young possesses more than 10% of the total voting power of the Company's Common Stock. See "Approval of Amendment to 1995 Stock Option Plan."

     The following table sets forth information at fiscal year-end 1996 concerning stock options held by the named executive officers in the Summary Compensation Table, including options subject to stockholder approval of the proposal to amend the Plan. See "Approval of Amendment to 1995 Stock Option Plan." No options held by such individuals were exercised during 1996.

                               FISCAL YEAR-END OPTION VALUES

                        NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                    OPTIONS AT FISCAL YEAR-END      AT FISCAL YEAR-END
                    --------------------------   --------------------------
       NAME         EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------  -----------  -------------   -----------  -------------
Vincent J. Young    155,025        330,225        1,244,689    1,254,688

Adam Young             --             --               --           --

Ronald J. Kwasnick   19,250         45,250          152,000      152,000

James A. Morgan     148,125         39,000        1,378,688      114,000

Deborah A.
  McDermott          14,000         38,000          104,500      104,500

     Those directors who are not also employees of the Company receive as an annual retainer five year options, having a fair market value exercise price, to purchase 1,200 shares of Class A Common Stock, and also receive reimbursement of out-of-pocket expenses incurred for each Board or committee meeting attended. Nonemployee directors also receive, upon becoming a director, a five-year option to purchase up to 1,000 shares of Class A Common Stock at an exercise price equal to 120% of the quoted price on the date of grant. No other directors are compensated for services as a director.

EMPLOYMENT AGREEMENT

     The Company has an employment agreement with James A. Morgan, Executive Vice President of the Company. The term of Mr. Morgan's employment agreement expires 90 days after the date on which the Company gives notice of termination. Under the agreement, Mr. Morgan's base salary is $225,000. However, such amount may be increased at the discretion of the Board of Directors, which has approved an increase in Mr. Morgan's base salary to $370,875 effective as of January 1, 1997. The agreement provides for the payment of his base salary for twelve months after termination other than by reason of disability, death or breach of the agreement. Pursuant to the agreement, 21,300 shares of Common Stock were issued to Mr. Morgan on March 1 of each of 1993 and 1994. The agreement also provided for the issuance of 21,300 additional shares on March 1 of each of 1995 and 1996 as well as 10,650 additional shares on September 1, 1996. However, effective as of February 15, 1995, the employment agreement was amended to provide for the grant of options under the Company's 1995 Stock Option Plan in lieu of the future issuance of shares on the basis of two and one-half option shares for each share which was to be issued. See "Approval of Amendment to 1995 Stock Option Plan." The exercise dates for the options and the adjusted number of shares available for exercise are in accordance with the original provisions of the employment agreement relating to the issuance of shares.

401(K) PLAN


     The Company maintains a retirement plan (the "401(k) Plan") established in conformity with Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), covering all of the eligible employees of the Company and Adam Young Inc., an affiliate of the Company. Pursuant to the 401(k) Plan, employees may elect to defer up to 15% of their current pre-tax compensation and have the amount of such deferral contributed to the 401(k) Plan. The maximum elective deferral contribution was $9,500 in 1996, subject to adjustment for cost-of-living in subsequent years. Certain highly compensated employees may be subject to a lesser limit on their maximum elective deferral contribution. The 401(k) Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by the Company up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by the Company. For 1994, the Company made non-matching contributions of shares of Class A Common Stock equal to 3% of 1994 compensation, or $471,888, in the aggregate. The Company effected such contribution by issuing an aggregate of 21,696 shares of Class A Common Stock as of March 14, 1995, which shares had a quoted price on that date of $21.75 per share. For 1995, the Company made non-matching contributions of shares of Class A Common Stock equal to 3% of 1995 compensation, or $728,669 in the aggregate, by issuing an aggregate of 27,685 of such shares as of January 5, 1996, which shares had a quoted price on that date of $26.32 per share. For 1996, the Company also made non-matching contributions of shares of Class A Common Stock equal to 3% of 1996 compensation, or $833,069 in the aggregate, by issuing an aggregate of 28,481 of such shares based upon the closing price for such shares as of December 31, 1996 of $29.25 per share. Effective January 1, 1997, the 401(k) Plan was amended to offer a match to employee contributions equal to .5% for each 1% of compensation an employee contributes, up to a maximum 3% Company contribution. Such contributions will be made in the form of Class A Common Stock to be contributed by the Company to the 401(k) after each calendar quarter with respect to such quarter based upon the closing price as of the last day of such quarter. The 401(k) applies a seven-year vesting schedule to all shares contributed based upon the number of years employed by the Company. The 401(k) Plan is qualified under Section 401 of the code so that contributions by employees and employer, if any, to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   Currently, the members of the compensation committee are Michael S. Willner, Alfred J. Hickey, Jr. and Vincent J. Young, the Company's Chairman.


                           CERTAIN TRANSACTIONS

     Adam Young Inc. ("AYI"), wholly-owned by Adam Young and Vincent Young, is a national representation firm which procures national advertising on behalf of television stations in the United States. AYI has entered into sales representative agreements with each of the Company's twelve television stations other than KWQC-TV (Davenport, Iowa). AYI received commissions of approximately $4.3 million in the aggregate from the Company's stations in 1996. In addition, at December 31, 1996, the Company's stations had accrued commissions payable to AYI of approximately $718,000. AYI procured approximately $53.7 million of total advertising time for the Company's stations in 1996. The Company believes that the terms of the agreements between AYI and the stations are no less favorable to the Company than could be obtained from other national representation firms.

     The Company has entered into a sublease (the "Sublease") with AYI for the use by AYI of approximately 9,500 square feet of office space together with furnishings and equipment at the Company's principal executive offices. The Sublease expires on September 30, 2000, the expiration date of the Company's underlying lease. The Sublease presently provides for a monthly rental of $51,451 through the end of the term. In addition, AYI must pay a certain percentage of the taxes, expenses and other amounts payable by the Company pursuant to the underlying lease. The Company received a total of $554,000 in rental and other payments from AYI in 1996 pursuant to the Sublease. The Company may terminate the Sublease by giving prior notice to AYI. The terms of the lease were negotiated on an arms-length basis. The Company believes that the rent under the Sublease is at rates comparable to other subleases for office space in its vicinity. The annual rent charges to AYI by the Company has exceeded the Company's cost for the space and leasehold improvements made by the Company.

     Concurrently with the closing of its public offering in October 1996, the Company repurchased from an affiliate of The Walt Disney Company ("Disney") 1,500,000 shares of the Company's Class C Common Stock and a warrant to purchase an additional 750,000 shares of such Common Stock. The Company repurchased such shares at $31.03 per share (the public offering price per share of the Class A Common Stock, less the underwriting discount per share). The Company repurchased the warrants at $10.965 per share (the public offering price per share of the Class A Common Stock and the per share exercise price of the warrants ($22.80), plus $2, less one-half of the underwriting discount per share). In 1996, the Company's stations received aggregate annual compensation of approximately $7.3 million from American Broadcasting Companies, Inc., a subsidiary of Disney.

     The Company made loans in 1994 to certain executive officers and other employees of the Company to satisfy their federal income tax withholding requirements related to non-cash compensation paid in the form of shares of Common Stock. The Company made additional loans to such employees in 1995 to satisfy their remaining tax obligations related to such non-cash compensation. The shares were issued to such employees in August and November 1994 pursuant to the Company's terminated Incentive Stock Grant Program (the "Program") and in March 1994 as part of compensation under employment arrangements. The aggregate outstanding principal amount of such loans at April 10, 1996 was $1,341,000, including $802,000 to Vincent Young, Chairman and a director of the Company; $169,000 to Ronald J. Kwasnick, President and a director of the Company; $159,000 to James A Morgan, Executive Vice President of the Company; and $88,000 to Deborah McDermott, Executive Vice President-Operations of the Company. The loans bear interest at the rate of 7.21% per annum and are payable in five equal annual installments of principal and accrued interest. On November 8, 1995, the Board of Directors of the Company adopted a loan forgiveness policy in order to afford employees who received grants under the Program with the benefits intended by the Program without imposing upon them the adverse tax consequences incident thereto. Under the forgiveness policy, all employees of the Company with such loans outstanding who were employed in good standing as of November 15, 1995 could elect to defer for one year the first installment of principal and related accrued interest. For all of such electing employees, one-twelfth of such deferred installment was forgiven as of the end of each full month of employment in good standing during the twelve-month period ended November 15, 1996. This policy provides for employee elections similarly to defer the remaining four installments as they become due with similar monthly vesting for forgiveness based upon continued employment in good standing.


          RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP as its independent auditors for 1997. Although stockholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the engagement of independent auditors will be reevaluated by the Board of Directors.

     A representative of Ernst & Young LLP is expected to attend the meeting and will be available to respond to appropriate questions from stockholders.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

   The Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan") increasing the total number of shares with respect to which options and stock appreciation rights ("SARs") may be granted under the Plan from 1,000,000 to 1,500,000. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Board of Directors of the Company more attractive to present and prospective non-employee directors and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial growth of the Company largely depend.

     The Plan may be administered by either the entire Board of Directors of the Company or a committee consisting of two or more members of the Board of Directors, each of whom is a "disinterested person." The Plan is currently, and has been since its adoption in February 1995, administered by a Stock Option Committee of the Board of Directors consisting of two "disinterested" directors, Michael Willner and Alfred Hickey. To qualify as a disinterested director, a director may not be eligible for grants under the Plan, but may receive options in respect of annual non-employee director retainer fees.

     Incentive stock options ("ISOs") may be granted only to officers and key employees of the Company and its subsidiaries. Nonqualified stock options and SARs may be granted to such officers and employees as well as to agents and directors of and consultants to the Company, whether or not otherwise employees of the Company. In determining the eligibility of an individual for grants under the Plan, as well as in determining the number of shares to be optioned to any individual, the Stock Option Committee takes into account the recommendations of the Company's Chairman, Vincent Young, the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service or accomplishments, his or her present or potential contribution to the success of the Company or its subsidiaries, the number and terms of options and SARs already held by an individual and such other factors as the Stock Option Committee may deem relevant. In making recommendations to the Stock Option Committee, the Chairman focuses upon individuals who would be motivated by a direct economic stake in the equity of the Company. Such individuals are primarily in the executive management group and in the individual station management groups, and are evaluated by the Chairman at each grant date based upon the factors discussed above.

   Options may provide for their exercise into shares of any class of the Company's Common Stock, Class A, Class B or Class C. Each such class of Common Stock has substantially identical rights, except with respect to voting. The Class A Common Stock entitles its holders to one vote per share on all matters submitted to a vote of the holders of Common Stock. The Class B Common Stock entitles its holders to ten votes per share, except in connection with certain significant transactions. Holders of Class C Common Stock, none of which is presently outstanding, would not be entitled to vote, except as required by law. All classes of Common Stock entitled to vote on any matter vote together as a single class, except as otherwise required by law. Shares of Class B Common Stock may only be held, directly or indirectly, by members of management and certain family members of management. Accordingly, options exercisable for shares of Class B Common Stock may only be granted to individuals within such group.

     The Plan provides for the granting of ISOs to purchase the Company's
Common Stock at not less than the fair market value on the date of the option grant and the granting of nonqualified options and SARs with any exercise price. SARs granted in tandem with an option have the same exercise price as the related option. As of March 3, 1997, options for an aggregate of 798,538 shares had been granted to various individuals, including Vincent Young, Ronald Kwasnick, James Morgan and Deborah McDermott. As of such date, options for an additional 317,250 shares had been granted subject to stockholder approval.
The Plan contains certain
limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the option will be treated as a nonqualified option. In addition, if an optionee owns more than 10% of the total voting power of all classes of the Company's stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the ISO cannot exceed five years. No option or SAR may be granted under the Plan after February 5, 2005, and no option or SAR may be outstanding for more than ten years after its grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash, check or, under certain circumstances, in shares of any class of the Company's Common Stock, or any combination thereof. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the Common Stock between the time of the grant and the surrender, may be settled, in the discretion of the Board or committee, as the case may be, in cash, Common Stock, or in any combination thereof. The exercise of an SAR granted in tandem with an option cancels the option to which it relates with respect to the same number of shares as to which the SAR was exercised. The exercise of an option cancels any related SAR with respect to the same number of shares as to which the option was exercised. Generally, options and SARs may be exercised while the recipient is performing services for the Company and within three months after termination of such services.

     The Plan may be terminated at any time by the Board of Directors, which may also amend the Plan, except that without stockholder approval, it may not increase the number of shares subject to the Plan or change the class of persons eligible to receive options under the Plan.

Federal Income Tax Consequences to the Company and the Participant.

Incentive Stock Options
-----------------------

     Options granted under the Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

     (i) The grant of an ISO will give rise to no Federal income tax consequences to either the Company or the participant.

     (ii) A participant's exercise of an ISO will result in no Federal income tax consequences to the Company.

     (iii) A participant's exercise of an ISO will not result in ordinary Federal taxable income to the participant, but may result in the imposition of an increase in the alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year the ISO is exercised, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the participant's computation of alternative minimum taxable income.

     (iv) If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the participant will realize ordinary Federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price.

     Short-term or long-term capital gain will be realized by the participant at the time of such a disposition to the extent that the amount of proceeds from the sale exceeds the fair market value at the time of the exercise of the ISO.

     Short-term or long-term capital loss will be realized by the participant at the time of such a disposition to the extent that the option price exceeds the amount of proceeds from the sale.

     If a disposition is made as described in this section, the Company will be entitled to a Federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary Federal taxable income realized by the participant.

     If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the participant on the disposition and the participant's Federal income tax basis in the shares, usually the option price. In such event, the Company will not be entitled to any Federal income tax deduction with respect to the ISO.

Non-Qualified Stock Options
---------------------------

     Non-qualified stock options ("NQSO"s) granted under the Plan will, in general, be subject to the following Federal income tax treatment.

     (i) The grant of a NQSO will give rise to no Federal income tax consequences to either the Company or the participant.

     (ii) The exercise of a NQSO will generally result in ordinary Federal taxable income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option price.
     (iii) A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the participant, provided the Company deducts and withholds all appropriate Federal withholding tax.

     (iv) Upon a subsequent disposition of shares, a participant will recognize a short-term or long-term capital gain or loss equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

                            NEW PLAN BENEFITS

             YOUNG BROADCASTING INC. 1995 STOCK OPTION PLAN

     On November 20, 1996, the Stock Option Committee awarded options to purchase an aggregate of 317,500 shares of the Company's Class B Common Stock to six officers of the Company, subject to stockholder approval of the proposal to amend the Plan. As of March 3, 1997, the market value of the Common Stock underlying such options, based upon the closing price of $29.375 per share of the Company's Class A Common Stock on such date, was $9,326,562.50. The options vest as follows: 10% of the shares covered by the options may be purchased at any time; an additional 15% of such shares may be purchased at any time after one year from the date of grant; an additional 20% of such shares may be purchased at any time after two years from the date of grant; an additional 25% of such shares may be purchased at any time after three years from the date of grant; and the remaining 30% of such shares may be purchased at any time after four years from the date of grant. Each of the options is treated as an ISO with respect to up to 3,252 of the option shares that may become exercisable during a calendar year. The remaining options are treated as nonqualified options. Each of the options has a ten year term other than with respect to the ISOs granted to Vincent Young, which have five-year terms. The options were granted with an exercise price of $30.75 per share, except for the ISOs granted to Vincent Young, which have an exercise price of $33.825 per share. The following table sets forth certain information relating to such awards to the named executive officers and to the specified groups and persons.

                                                         NUMBER OF
             NAME AND POSITION                            OPTIONS
             -----------------                           ---------

             Vincent J. Young                             219,000
             Chairman

             Adam Young                                    --
             Treasurer

             Ronald J. Kwasnick                            32,500
             President

             James A. Morgan                               30,000
             Executive Vice President

             Deborah A. McDermott                          30,000
             Executive Vice President-Operations

             Executive Group                              311,500

             Non-Executive                                   0
               Director Group

             Non-Executive Officer                          5,750
               Employee Group

             Nominees for Election                        251,500
               as Director

             Employee Group                               317,250

     Giving effect to approval of this proposal and the increase in the number of shares available for grants under the Plan, there would be 384,212 additional shares available for future grants under the Plan. No determinations have been made regarding the persons to whom grants will be made in the future under the Plan or the terms of such grants.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.


             PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
  TO INCREASE AUTHORIZED PREFERRED STOCK AND CANCEL UNUSED PREFERRED SERIES

     The Certificate of Incorporation of the Company (the "Certificate") currently authorizes the Company's Board of Directors, without the necessity of any stockholder approval, to issue up to 133,351 shares of Preferred Stock, with 33,351 of such shares having been designated as specific series. The Board of Directors is authorized to provide for the issuance of the remaining 100,000 shares of Preferred Stock in one or more series and to fix the terms of the designations of such series. There are no shares of Preferred Stock presently outstanding.

     The Board of Directors believes it is in the best interests of the Company and its stockholders to amend the Certificate to increase to 20,000,000 the number of shares of Preferred Stock that may be issued by the Company. The Board of Directors believes that it is advisable to authorize such shares and have them available for issuance in connection with possible future transactions, such as financings, corporate mergers, acquisitions and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further stockholder action, except as otherwise provided by law.

     The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors. Thus, if this proposed amendment is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to 20,000,000 shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's stockholders. Stockholders will not have preemptive rights to subscribe for shares of Preferred Stock.

     It is not possible to determine the actual effect of the Preferred Stock on the rights of the stockholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights;
(iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

     The Board of Directors is required by Delaware law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the stockholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the stockholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the stockholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.


     While the Company does not have any specific plans, understandings or agreements to issue any of the shares for which authorization is sought, either in an equity financing, an acquisition or otherwise, the Company is receptive to all methods of financing which may be reasonably available and acquisition opportunities which may arise from time to time. The Board of Directors believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay the Company's ability to enter into a desirable transaction. Authorized but unissued shares of Preferred Stock may be used by the Company from time to time as appropriate and opportune situations arise.

     If approved, this amendment would also eliminate the series designations of the Preferred Stock presently set forth in the Certificate. Of the 33,351 shares designated in the Certificate with specific series, 12,334 shares of Preferred Stock are designated as "Series D 13.5% Cumulative Redeemable Non-Participating Senior Preferred Stock," 18,617 shares are designated as "Series E 14.0% Cumulative Redeemable Non-Participating Senior Preferred Stock" and 2,400 shares are designated as "Series F 11.0% Cumulative Redeemable Non-Participating Senior Preferred Stock." None of such shares are outstanding and, in view of the limited rights associated with such series, as set forth in the Certificate, the Company does not anticipate issuing any shares of such Preferred Stock. Shares of each such series of Preferred Stock were issued in December 1992 as part of a restructuring of the Company's indebtedness and all of such shares were subsequently repurchased in November 1994 in connection with the Company's initial public offering. Accordingly, as part of this amendment, the Board of Directors recommends that such series designations be deleted.

DISSENTERS' RIGHTS

     Pursuant to Delaware law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to this proposal.

DESCRIPTION OF PROPOSED AMENDMENT

     If this proposal is approved by the stockholders, Sections 4(a) and 4(c) of the Certificate would be amended in their entirety to read as follows:

                      "4.  (a)  The total number of shares of stock which the
             Corporation shall have authority to issue is eighty million (80,000,000) shares, of which sixty million (60,000,000) shall be shares of Common Stock, $.001 par value, and twenty million (20,000,000) shall be shares of Preferred Stock, $.001 par value.
             . . .

                          "(c)  The rights, preferences, privileges and
             restrictions granted to and imposed upon the Preferred Stock are as follows:

             The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and
             (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

             Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for all purposes.

             Subject to the provisions of this Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."

EFFECTIVENESS OF AMENDMENT

     If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Amendment to the Certificate, setting forth the proposed amendment, with the Secretary of State of the State of Delaware.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE.

                    COMPLIANCE WITH SECTION 16(A) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such Common Stock with the Securities and Exchange Commission, and to file copies of such reports with the Company. Based solely upon a review of the copies of such reports filed with the Company, the Company believes that during 1996 such reporting persons complied with the filing requirements of said
Section 16(a).


                              ANNUAL REPORT

   The Company's 1996 Annual Report is being mailed to stockholders together with this proxy statement. No part of such Annual Report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH OF ITS STOCKHOLDERS, UPON THE WRITTEN REQUEST OF ANY SUCH STOCKHOLDERS, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, EXCLUSIVE OF EXHIBITS. WRITTEN REQUESTS FOR SUCH FORM 10-K SHOULD BE SENT TO JAMES A. MORGAN, SECRETARY, YOUNG BROADCASTING INC., 599 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022.


                               OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters.


                      1998 STOCKHOLDER PROPOSALS


     Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement, they must be received by the Secretary of the Company at the Company's principal executive offices not later than December 12, 1997.



                                                       By Order of the Board of
Directors,


                                                       /s/ James A. Morgan

                                                       JAMES A. MORGAN
                                                       Secretary

April 14, 1997

              YOUNG BROADCASTING INC. 1995 STOCK OPTION PLAN

1.  PURPOSE OF THE PLAN.   The purpose of the Young Broadcasting Inc. 1995
Stock Option Plan (the "Plan") is to promote the interests of Young Broadcasting Inc., a Delaware corporation (the "Company"), and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Board of Directors of the Company (the "Board") more attractive to present and prospective non-employee directors of the Company and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and other individuals upon whose judgment, initiative and efforts the financial success and growth of the Company largely depend. The Plan became effective on February 6, 1995, by resolution of the Board, subject to ratification of the Plan by a majority vote of the stockholders of the Company at its 1995 Annual Meeting of Stockholders.

2.  STOCK SUBJECT TO THE PLAN.   (a)   The total number of shares of the
authorized but unissued or treasury shares of the Common Stock, $.001 par value per share, of the Company ("Common Stock") for which options and stock appreciation rights ("SARs") may be granted under the Plan shall be 700,000 subject to adjustment as provided in Section 14 hereof, which shares may be of any class of Common Stock; provided, however, that such number of shares may from time to time be reduced to the extent that a corresponding number of issued and outstanding shares of Common Stock are purchased by the Company and set aside for issue upon the exercise of options.

      (b) If an option granted or assumed hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for subsequent option grants under the Plan; provided, however, that shares as to which an option has been surrendered in connection with the exercise of a related SAR will not again be available for subsequent option or SAR grants under the Plan.

      (c) Stock issuable upon exercise of an option or SAR granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board.

3.  ADMINISTRATION OF THE PLAN.   The Plan shall be administered by the
Board. No member of the Board shall act upon any matter exclusively affecting an option or SAR granted or to be granted to himself or herself under the Plan. A majority of the members of the Board shall constitute a quorum, and any action may be taken by a majority of those present and voting at any meeting. The decision of the Board as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Board may, in its sole discretion, grant options to purchase shares of Common Stock, grant SARs and issue shares upon exercise of such options and SARs, as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective option and SAR agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option and SAR agreements, which may but need not be identical, and to make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or SAR agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No director shall be liable for any action or determination made in good faith. The Board may, in its discretion, delegate its power, duties and responsibilities to a committee, consisting of two or more members of the Board, all of whom are "disinterested persons" (as hereinafter defined). If a committee is so appointed, all references to the Board herein shall mean and relate to such committee, unless the context otherwise requires. For the purposes of the Plan, a director or member of such committee shall be deemed to be "disinterested" only if such person qualified as a "disinterested person" within the meaning of paragraph (c)(2) of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such term is interpreted from time to time.

4.  TYPE OF OPTIONS.   Options granted pursuant to the Plan shall be
authorized by action of the Board (or a committee designated by the Board) and may be designated as either incentive stock options meeting the requirements of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options which are not intended to meet the requirements of
Section 422 of the Code, the designation to be in the sole discretion of the Board. Options designated as incentive stock options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as non-qualified options automatically on the date of such failure to continue to meet the requirements of Section 422 of the Code without further action by the Board.

5.  ELIGIBILITY.   Options designated as incentive stock options may be
granted only to officers and key employees of the Company or of any subsidiary corporation (herein called "subsidiary" or "subsidiaries"), as defined in
Section 424 of the Code and the Treasury Regulations promulgated thereunder (the "Regulations"). Directors who are not otherwise employees of the Company or a subsidiary shall not be eligible to be granted incentive stock options pursuant to the Plan. SARs and options designated as non-qualified options may be granted to (i) officers and key employees of the Company or of any of its subsidiaries, or (ii) agents and directors of and consultants to the Company, whether or not otherwise employees of the Company.

      In determining the eligibility of an individual to be granted an option or SAR, as well as in determining the number of shares to be optioned to any individual, the Board shall take into account the recommendation of the Company's Chairman, the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Board may deem relevant.

6.  RESTRICTIONS ON INCENTIVE STOCK OPTIONS.   Incentive stock options (but
not non-qualified options) granted under this Plan shall be subject to the following restrictions:

      (a)   Limitation on Number of Shares.   The aggregate fair market value
of the shares of Common Stock with respect to which incentive stock options are granted, determined as of the date the incentive stock options are granted, exercisable for the first time by an individual during any calendar year shall not exceed $100,000. If an incentive stock option is granted pursuant to which the aggregate fair market value of shares with respect to which it first becomes exercisable in any calendar year by an individual exceeds such $100,000 limitation, the portion of such option which is in excess of the $100,000 limitation, and any such options issued subsequently in the same calendar year, shall be treated as a non-qualified option pursuant to section 422(d)(1) of the Code. In the event that an individual is eligible to participate in any other stock option plan of the Company or any parent or subsidiary of the Company which is also intended to comply with the provisions of Section 422 of the Code, such $100,000 limitation shall apply to the aggregate number of shares for which incentive stock options may be granted under this Plan and all such other plans.

      (b)   Ten Percent (10%) Stockholder.   If any employee to whom an
incentive stock option is granted pursuant to the provisions of this Plan is on the date of grant the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, then the following special provisions shall be applicable to the incentive stock options granted to such individual:

            (i) The option price per share subject to such incentive stock options shall be not less than 110% of the fair market value of the stock determined at the time such option was granted. In determining the fair market value under this clause (i), the provisions of Section 8 hereof shall apply.

            (ii) The incentive stock option shall have a term expiring not more than five (5) years from the date of the granting thereof.

7.OPTION AGREEMENT.   Each option and SAR shall be evidenced by an
agreement (the "Agreement") duly executed on behalf of the Company and by the grantee to whom such option or SAR is granted, which Agreement shall comply with and be subject to the terms and conditions of the Plan. The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the Plan as may be determined by the Board, provided that options designated as incentive stock options shall meet all of the conditions for incentive stock options as defined in Section 422 of the Code. No option or SAR shall be granted within the meaning of the Plan and no purported grant of any option or SAR shall be effective until the Agreement shall have been duly executed on behalf of the Company and the optionee. More than one option and SAR may be granted to an individual.

8.  OPTION PRICE.   (a)   The option price or prices of shares of Common
Stock for options designated as non-qualified stock options shall be as determined by the Board.

      (b) Subject to the conditions set forth in Section 6(b) hereof, the option price or prices of shares of Common Stock for options designated as incentive stock options shall be at least the fair market value of such Common Stock at the time the option is granted as determined by the Board in accordance with clause (c) below.

      (c) If the Common Stock is then listed on any national securities exchange, the fair market value shall be the mean between the high and low sales prices, if any, on the largest such exchange on the date of the grant of the option or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant in accordance with Regulations Section 25.2512-2. If the Common Stock is not then listed on any such exchange, the fair market value shall be the mean between the closing "Bid" and the closing "Ask" prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant in accordance with Regulations Section 25.2512-2. If the Common Stock is not then either listed on any such exchange or quoted in NASDAQ, the fair market value shall be the mean between the average of the "Bid" prices, if any, as reported in the National Daily Quotation Service for the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant in accordance with Regulations Section 25.2512-2. If the fair market value of the Common Stock cannot be determined under the preceding three sentences, it shall be determined in good faith by the Board in accordance with the Regulations promulgated under Section 422 of the Code.

9.  MANNER OF PAYMENT; MANNER OF EXERCISE.   (a)   Options granted under
the Plan may provide for the payment of the exercise price by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options, (ii) shares of Common Stock owned by the optionee having a fair market value equal in amount to the exercise price of such options, or (iii) any combination of (i) and (ii); provided, however, that payment of the exercise price by delivery of shares of Common Stock owned by such optionee may be made only upon the condition that such payment does not result in a charge to earnings for financial accounting purposes as determined by the Board, unless such condition is waived by the Board. The fair market value of any shares of Common Stock which may be delivered upon exercise of an option shall be determined by the Board in accordance with Section 8 hereof.

      (b) To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for paid-up non-assessable shares shall be made at the principal office of the Company to the person or persons exercising the option at such time, during ordinary business hours, after three
(3) days but not more than ninety (90) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option.

10. EXERCISE OF OPTIONS AND SARS.   Each option and SAR granted under the
Plan shall, subject to Section 11(b) and Section 13 hereof, be exercisable at such time or times and during such period as shall be set forth in the Agreement; provided, however, that no option or SAR granted under the Plan shall have a term in excess of ten (10) years from the date of grant. To the extent that an option or SAR is not exercised when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be made for less than one hundred (100) full shares of Common Stock. The exercise of an option shall result in the cancellation of the SAR to which it relates with respect to the same number of shares of Common Stock as to which the option was exercised.

11.   TERM OF OPTIONS AND SARS;  EXERCISABILITY.

      (a)   Term.   (i)   Each option shall expire not more than ten (10) years
from the date of the granting thereof, except as (a) otherwise provided pursuant to the provisions of Section 6(b) hereof, and (b) earlier termination as herein provided.

            (ii) Except as otherwise provided in this Section 11, an option or SAR granted to any grantee who ceases to perform services for the Company or one of its subsidiaries shall terminate three months after the date such grantee ceases to perform services for the Company or one of its subsidiaries, or on the date on which the option or SAR expires by its terms, whichever occurs first.

            (iii) If the grantee ceases to perform services for the Company because of dismissal for cause or because the grantee is in breach of any employment agreement, such option or SAR will terminate on the date the grantee ceases to perform services for the Company or one of its subsidiaries.

            (iv) If the grantee ceases to perform services for the Company because the grantee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option or SAR shall terminate twelve months after the date such grantee ceases to perform services for the Company, or on the date on which the option or SAR expires by its terms, whichever occurs first.

            (v) In the event of the death of any grantee, any option or SAR granted to such grantee shall terminate twelve months after the date of death, or on the date on which the option or SAR expires by its terms, whichever occurs first.

      (b)   Exercisability.   (i)   Except as provided below, an option or SAR
granted to a grantee who ceases to perform services for the Company or one of its subsidiaries shall be exercisable only to the extent that such option or SAR has accrued and is in effect on the date such grantee ceases to perform services for the Company or one of its subsidiaries.

            (ii) An option or SAR granted to a grantee who ceases to perform services for the Company or one of its subsidiaries because he or she has become permanently disabled (as defined above) shall be exercisable with respect to the full number of shares covered thereby, whether or not under the provisions of Section 10 hereof the grantee was entitled to do so at the date he or she became permanently disabled, and may be exercised by a legal representative on behalf of the grantee.

            (iii) In the event of the death of any grantee, the option or SAR granted to such grantee may be exercised with respect to the full number of shares covered thereby, whether or not under the provisions of Section 10 hereof the grantee was entitled to do so at the date of his or her death, by the estate of such grantee, or by any person or persons who acquired the right to exercise such option or SAR by bequest or inheritance or by reason of the death of such grantee.

12. OPTIONS NOT TRANSFERABLE.   The right of any grantee to exercise any
option or SAR granted to him or her shall not be assignable or transferable by such grantee other than by will or the laws of descent, and any such option or SAR shall be exercisable during the lifetime of such grantee only by him. Any option or SAR granted under the Plan shall be null and void and without effect upon the bankruptcy of the grantee to whom the option is granted, or upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such option or SAR.

13. TERMS AND CONDITIONS OF SARS.   (a)   An SAR may be granted separately
or in connection with an option (either at the time of grant or at any time during the term of the option).

      (b) The exercise of an SAR granted in connection with an option shall result in the cancellation of the option to which it relates with respect to the same number of shares of Common Stock as to which the SAR was exercised.

      (c) An SAR granted in connection with an option shall be exercisable or transferable only to the extent that such related option is exercisable or transferable.

      (d) Upon the exercise of an SAR related to an option, the holder will be entitled to receive payment of an amount determined by multiplying:

            (i) the difference obtained by subtracting the purchase price of a share of Common Stock specified in the related option from the fair market value of a share of Common Stock on the date of exercise of such SAR (as determined by the Board in accordance with Section 8 hereof), by

            (ii)  the number of shares as to which such SAR is exercised.

      (e) An SAR granted without relationship to an option shall be exercisable as determined by the Board, but in no event after ten years from the date of grant.

      (f) An SAR granted without relationship to an option will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying:

            (i) the difference obtained by subtracting the fair market value of a share of Common Stock on the date the SAR was granted from the fair market value of a share of Common Stock on the date of exercise of such SAR (as determined by the Board in accordance with Section 8 hereof), by

            (ii)  the number of shares as to which such SAR is exercised.

      (g) Notwithstanding subsections (d) and (f) above, the Board may limit the amount payable upon exercise of an SAR. Any such limitation shall be determined as of the date of grant and noted on the instrument evidencing the SAR granted.

      (h) At the discretion of the Board, payment of the amount determined under subsections (d) and (f) above may be made either in whole shares of Common Stock valued at their fair market value on the date of exercise of the SAR (as determined by the Board in accordance with Section 8 hereof), or solely in cash, or in a combination of cash and shares. If the Board decides to make full payment in shares of Common Stock and the amount payable results in a fractional share, payment for the fractional share shall be made in cash.

      (i) Neither an SAR nor an option granted in connection with an SAR granted to a person subject to Section 16(b) of the Exchange Act may be exercised before six months after the date of grant.

14. RECAPITALIZATION, REORGANIZATION AND THE LIKE.   In the event that the
outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in accordance with Section 424(a) of the Code in the number and kind of shares as to which options and SARs may be granted under the Plan and as to which outstanding options and SARs or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the grantee shall be maintained as before the occurrence of such event; such adjustment in outstanding options and SARs shall be made without change in the total price applicable to the unexercised portion of such options and SARs and with a corresponding adjustment in the exercise price per share.

      In addition, unless otherwise determined by the Board in its sole discretion, in the case of any (i) sale or conveyance to another entity of all or substantially all of the property and assets of the Company or (ii) Change in Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock may, in his, her or its discretion, deliver to the optionee the same kind of consideration that is delivered to the stockholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel all outstanding options and SARs in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the exercise price therefor. Upon receipt of such consideration, the options and SARs shall immediately terminate and be of no further force and effect. The value of the stock or other securities the grantee would have received if the option had been exercised shall be determined in good faith by the Board, and in the case of shares of Common Stock, in accordance with the provisions of Section 8 hereof.

      The Board shall also have the power and right to accelerate the exercisability of any options or SARs, notwithstanding any limitations in this Plan or in the Agreement upon such a sale, conveyance or Change in Control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under
Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options.

      A "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the then outstanding Common Stock, shall acquire such additional shares of Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own fifty percent (50%) or more of the Common Stock outstanding.

      If by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation, the Board shall authorize the issuance or assumption of a stock option or stock options in a transaction to which Section 424(a) of the Code applies, then, notwithstanding any other provision of the Plan, the Board may grant an option or options upon such terms and conditions as it may deem appropriate for the purpose of assumption of the old option, or substitution of a new option for the old option, in conformity with the provisions of such Section 424(a) of the Code and the Regulations thereunder, and any such option shall not reduce the number of shares otherwise available for issuance under the Plan.

      No fraction of a share shall be purchasable or deliverable upon the exercise of any option or SAR, but in the event any adjustment hereunder in the number of shares covered by the option or SAR shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

15. NO SPECIAL EMPLOYMENT RIGHTS.   Nothing contained in the Plan or in any
option or SAR granted under the Plan shall confer upon any grantee any right with respect to the continuation of his or her employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the grantee from the rate in existence at the time of the grant of an option or SAR. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined in accordance with Regulations Section 1.421-7(h)(2).

16. WITHHOLDING.   The Company's obligation to deliver shares upon the
exercise of any non-qualified option or SAR granted under the Plan shall be subject to the option holder's satisfaction of all applicable Federal, state and local income and employment tax withholding requirements. The Company and optionee may agree to withhold shares of Common Stock purchased upon exercise of an option or SAR to satisfy the above-mentioned withholding requirements; provided, however, that no such agreement may be made by a grantee who is an "officer" or "director" within the meaning of Section 16 of the Exchange Act, except pursuant to a standing election to so withhold shares of Common Stock purchased upon exercise of an option, such election to be made not less than six months prior to such exercise and which election may be revoked only upon six months prior written notice.

17. RESTRICTIONS ON ISSUANCE OF SHARES.   (a)   Notwithstanding the
provisions of Section 9 hereof, the Company may delay the issuance of shares covered by the exercise of an option or SAR and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

            (i) The shares with respect to which such option or SAR has been exercised are at the time of the issue of such shares effectively registered or qualified under applicable Federal and state securities acts now in force or as hereafter amended; or

            (ii) Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such shares are exempt from registration and qualification under applicable Federal and state securities acts now in force or as hereafter amended.

      (b) It is intended that all exercises of options and SARs shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions, within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

18. PURCHASE FOR INVESTMENT; RIGHTS OF HOLDER ON SUBSEQUENT REGISTRATION. Unless the shares to be issued upon exercise of an option or SAR granted under the Plan have been effectively registered under the Securities Act of 1933, as amended (the "1933 Act"), the Company shall be under no obligation to issue any shares covered by any option or SAR unless the person who exercises such option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the option or SAR for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the 1933 Act, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

      In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the 1933 Act or other applicable statutes any shares with respect to which an option or SAR shall have been exercised, or to qualify any such shares for exemption from the 1933 Act or other applicable statutes, then the Company may take such action and may require from each grantee such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

19. LOANS.   At the discretion of the Board, the Company may loan to the optionee some or all of the purchase price of the shares acquired upon exercise of an option granted under the Plan.

20. MODIFICATION OF OUTSTANDING OPTIONS AND SARS. Subject to limitations contained herein, the Board may authorize the amendment of any outstanding option or SAR with the consent of the grantee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of the Plan.

21. APPROVAL OF STOCKHOLDERS.   The Plan shall be subject to approval by a
majority vote of the stockholders of the Company voting in person or by proxy at the Company's 1995 Annual Meeting of Stockholders. The Plan became effective on February 7, 1995 by resolution of the Board. The Board may grant options and SARs under the Plan prior to such stockholder approval, but any such option shall become effective as of the date of grant only upon such approval and, accordingly, no such option may be exercisable prior to such approval.

22. TERMINATION AND AMENDMENT OF PLAN.   Unless sooner terminated as
herein provided, the Plan shall terminate on February 6, 2005. The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that (i) the Board may not, without approval by a majority vote of the stockholders of the Company, increase the maximum number of shares for which options and SARs may be granted or change the designation of the class of persons eligible to receive options and SARs under the Plan, and (ii) any such modification or amendment of the Plan shall be approved by a majority vote of the stockholders of the Company to the extent that such stockholder approval is necessary to comply with applicable provisions of the Code, rules promulgated pursuant to Section 16 of the Exchange Act, applicable state law, or applicable National Association of Securities Dealers, Inc. or exchange listing requirements. Termination or any modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option or SAR theretofore granted to him or her.

23. LIMITATION OF RIGHTS IN THE UNDERLYING SHARES.   A holder of an option
or SAR shall not be deemed for any purpose to be a stockholder of the Company with respect to such option or SAR except to the extent that such option or SAR shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the holder.

24. NOTICES.   Any communication or notice required or permitted to be
given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: Chairman, and, if to the holder of an option or SAR, to the address as appearing on the records of the Company.

                                AMENDMENT NO. 1

                                      TO

                            YOUNG BROADCASTING INC.
                            1995 STOCK OPTION PLAN
                            ----------------------


      On March 25, 1996, the Compensation Committee of the Board of Directors (the "Board") of Young Broadcasting Inc., a Delaware corporation (the "Company"), by resolution recommended that the Board approve the following amendments to the Young Broadcasting Inc. 1995 Stock Option Plan (the "Plan"), and the Board by resolution on such date approved such amendments:

      1. Subject to the ratification by a majority vote of the Company's stockholders at the 1996 Annual Meeting of Stockholders of the Company, Section 2(a) of the Plan is amended by replacing the number "700,000" appearing therein with the number "1,000,000."

      2. Section 12 of the Plan is amended by adding the following proviso at the end of the first sentence thereof:

            ; provided, that the Board may permit a grantee, by expressly
              --------
            so providing in the related Agreement, to assign or transfer, without consideration (and only without consideration), the right to exercise any option or SAR granted to him or her to his or her children, grandchildren or spouse, to trusts for the benefit of such family members and to partnerships in which such family members are the only partners.

Such amendment shall apply to any options and SARs hereafter granted pursuant to the Plan, as well as options previously granted pursuant to the Plan by means of an amendment to the related Agreement.

      Except as expressly set forth above, the Plan is unchanged and remains in full force and effect.



                                              /s/ James A. Morgan
                                              ------------------------
                                              James A. Morgan,
                                              Secretary

                           YOUNG BROADCASTING INC.
                        ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


            The undersigned hereby appoints Vincent J. Young and James A. Morgan as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Class A and Class B Common Stock of the undersigned at the 1997 Annual Meeting of the Company, to be held at the offices of KCAL-TV, 5515 Melrose Avenue, Los Angeles, California, on Monday, May 5, 1997, and at any adjournments or postponements thereof.

            WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ON THE REVERSE SIDE.



CONTINUED AND TO BE SIGNED ON REVERSE SIDE      -------------------
                                                   SEE REVERSE
                                                       SIDE

                                                -------------------


[ X ] PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1.  Election of Directors.


NOMINEES:  Vincent J. Young, Adam Young, Ronald J.
Kwasnick, Bernard F. Curry, Alfred J. Hickey, Jr., Leif
Lomo, Michael S. Willner


  [   ]       FOR      [   ]  WITHHELD




[   ]
---------------------------------------
For all nominees except as noted above



2.  Selection of Independent              FOR           AGAINST         ABSTAIN
    Auditors.
                                         [   ]           [   ]           [   ]


3.  Approval of Amendment to
    the Company's 1995 Stock
    Option Plan.                         [   ]           [   ]           [   ]


4.  Approval of Amendment to
    the Company's Certificate
    of Incorporation to                  [   ]           [   ]           [   ]
    increase authorized
    Preferred Stock and cancel
    unused series of Preferred
    Stock.

                                                  MARK
                                                  HERE
                                                  FOR ADDRESS     [   ]
                                                  CHANGE AND
                                                  NOTE BELOW


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature:________________________________________Date_________________________


Signature:________________________________________Date_________________________